EXHIBIT 5.1

May 7, 2007

Choice Hotels International, Inc.

10750 Columbia Pike

Silver Spring, MD 20901

RE:	Choice Hotels International, Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

I am General Counsel and Secretary of Choice Hotels International, Inc. (the “Company”), a Delaware Corporation, and have acted as counsel for the Company in connection with the Registration Statement on Form S-8 (“Registration Statement”) being filed by the Company registering under the Securities Act of 1933, as amended (the “Securities Act”) 3,200,000 shares of the Company’s Common Stock, par value $.01, offered pursuant to the Choice Hotels International, Inc. 2006 Long-Term Incentive Plan (the “Plan”).

In connection with the rendering of the opinion set forth below, I have reviewed the records of the Company, the minutes of the meetings of the stockholders and directors of the Company and such other records and documents as was necessary in my judgment to so render the following opinion.

Based on the foregoing, I am of the opinion that:

1. The Company is a corporation duly incorporated and existing under the laws of the State of Delaware; and

2. Based on the foregoing, I am of the opinion that the shares subject to the Plan, when issued or delivered and paid for in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

I hereby consent to the filing of a copy of this opinion with the Commission as an exhibit to the Registration Statement referred to above. In giving such consent, I do not admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act, or the Rules and Regulations of the Securities and Exchange Commission thereunder. This opinion is intended solely for your use in connection with the transactions described above. No other person may rely on this opinion for any other purpose without my prior written consent.

Very truly yours,

/s/ Paul Mamalian
Paul Mamalian
General Counsel and Secretary